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                                                                    EXHIBIT 23.1


                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Lincare Holdings Inc.

We consent to incorporation by reference in the registration statement (No. 333-
    ) on Form S-8 of Lincare Holdings Inc. of our report dated January 28, 1998, relating to the consolidated balance sheets of Lincare Holdings Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and all related schedules, which report appears in the December 31, 1997, annual report on Form 10-K of Lincare Holdings Inc.

                                                KPMG LLP

St. Petersburg, Florida
January 22, 1999